UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

 December 26, 2007

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14907	39-1523370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North End Avenue
New York, New York 10282
(Address of Principal Executive Offices, including Zip Code)

(212) 791-2911
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                       Other Events.

On December 26, 2007, Immtech Pharmaceuticals, Inc. (the “Company”) (Amex: IMM ) announced that it is working with clinical investigators at one South African site where a safety study is in progress for its drug candidate pafuramidine (DB289), an investigational therapy.  In preliminary findings from this study, abnormal laboratory values were found in several volunteers following treatment with pafuramidine. The Company has discussed the preliminary findings with the U.S. Food and Drug Administration (“FDA”), and as a precautionary measure, the pafuramidine program has been placed on clinical hold.  The clinical hold may be released after the FDA has received satisfactory data regarding the safety of pafuramidine.

Volunteers in this safety study were dosed with either 100mg of pafuramidine or a placebo twice daily for 14 days.  Subjects are being monitored for any changes in the status of their liver function, and no subject has required any medical treatment or hospitalization for the abnormalities.  The Company is working closely with independent experts and the Data Safety Monitoring Board for pafuramidine to determine the cause for the abnormalities observed in this single study.  This evaluation will continue until patients stabilize or return to baseline status. At that time, the Company and these experts will prepare a summary of the available safety data and recommendations for presentation to the FDA.

The Company is conducting this safety study in one location in South Africa, separate from all of the Company’s Phase II and Phase III trials.  This study involves collecting additional safety data regarding pafuramidine from healthy volunteers to support the indications of Pneumocystis pneumonia and African sleeping sickness. These two diseases affect a relatively small number of patients (they are considered as orphan drug indications), and so there are fewer patients available than are generally required for Phase III trials. The safety study was planned in 2005, after discussions with the FDA, in order to increase the number of subjects treated with pafuramidine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2007	IMMTECH PHARMACEUTICALS, INC.
/s/ Eric L. Sorkin
Eric L. Sorkin Chairman, Chief Executive Officer and President